RENEWAL OF DIXIE YARNS, INC.

		CLASS B COMMON STOCK STOCKHOLDERS AGREEMENT

WHEREAS, the Undersigned entered into the Dixie Yarns, Inc. Class
B Common Stock Shareholders Agreement (the "Shareholders
Agreement") on October 10, 1985; and

WHEREAS, the Shareholders Agreement was effective October 11,
1985; and

WHEREAS, pursuant to Article - III(1) the Shareholders Agreement has a duration of ten (10) years; and

WHEREAS, the Undersigned are of the opinion that it is in their mutual best interest to extend the duration of the Shareholders
Agreement; and

WHEREAS, Article - III(2) provides that the Shareholders
Agreement may be extended by written consent of the parties;

NOW, THEREFORE, in consideration of the premises and the authority of TCA 48-17-302, the Undersigned, intending to be legally bound, hereby extend the Shareholders Agreement for a period of ten (10) years from October 11, 1995 unless said Shareholders Agreement is otherwise terminated pursuant to its terms. With the exception of extending the duration of the Shareholders Agreement, the Undersigned hereby restate and affirm the Shareholders Agreement in its entirety.

EFFECTIVE this 19th day of June, 1990.

			  /s/ Rowena K. Frierson
			  __________________________________
			  Rowena K. Frierson

			  /s/ J. Burton Frierson, III
			  __________________________________
			  J. Burton Frierson, III

			  /s/ James W. Frierson
			  __________________________________
			  James W. Frierson

			  /s/ Paul K. Frierson
			  __________________________________
			  Paul K. Frierson, Individually
			  and as co-executor of the Estate
			  of J. Burton Frierson, Jr.

			  /s/ T. Cartter Frierson
			  __________________________________
			  T. Cartter Frierson, Individually
			  and as co-executor of the Estate
			  of J. Burton Frierson, Jr.

			  /s/ Daniel K. Frierson
			  __________________________________
			  Daniel K. Frierson, Individually
			  and as co-executor of the Estate
			  of J. Burton Frierson, Jr.

			       DIXIE YARNS, INC
		 CLASS B COMMON STOCK SHAREHOLDERS AGREEMENT
				  (10-11-85)


I. PURPOSE. The economic climate today, particularly in the depressed textile industry, is dominated by corporate takeover potential playing a major role in the corporate environment. Uncertainty as to the future stability of an enterprise is prevalent resulting in a negative impact upon the operations and performance of many publicly held companies.

	Participants and Proxies believe that well established relationships among Dixie Yarns, Inc., (Dixie) its key management group, employees, customers, suppliers and financial lenders are founded upon a sense of future continuity and past proven performance. These relationships are unique and valuable especially when the textile industry is threatened by foreign competition and takeover rumors. An ongoing atmosphere of uncertainty would be detrimental to the economic well-being of Dixie and would impair its ability to continue to make progress for the benefit of its shareholders and employees.

	To provide continuity in management requires unity of purpose among controlling shareholders. A unified voice growing out of common purposes, will enable management to avoid a defensive posture and to concentrate its efforts on competitive conditions. Plans for long term growth and development of Dixie, including possible diversification, can be given full attention.

	This Agreement is designed to accomplish these purposes.
Therefore, the Participants, in consideration of their mutual promises and other valuable consideration, do agree to and with each other as follows:


II. PROCEDURE. J. Burton Frierson, Rowena K. Frierson and their sons, Burton, Paul, Cartter, Dan and James are the only holders of Class B Common Stock (Class B Stock) initially eligible to participate. Those who agree to participate in the Shareholders' Agreement ("Agreement") ("Participants") shall deposit all of their Class B Common Stock with the Initial Proxies, as hereinafter defined. All Participants will execute a proxy to the Initial Proxies (as hereinafter defined) in the form attached to this Agreement as Exhibit A.

	Certificates representing shares of all Class B Stock to be subject to this Agreement shall be deposited with the Initial Proxies for safe keeping and in order to insure that such shares remain subject to the Agreement. The Initial Proxies will issue written receipts to the Participants for certificates received.

	Dividends declared and paid on the Class B Stock held subject to this Agreement (other than stock dividends, stock splits, and newly issued shares of Class B Stock) shall be paid directly to the Participants by Dixie. Proxy forms received by Participants from Dixie shall be signed in blank and forwarded to the Initial Proxies then exercising the voting rights of the Class B Stock under this Agreement. Each Participant shall forward to Dixie a letter advising Dixie of the execution of this Agreement, such letter to be in the form attached hereto as Exhibit B. Participants agree to take any and all necessary steps to allow the Initial Proxies to perform their other duties under this Agreement. The Proxies will be irrevocable for a period of ten years from the date hereof except as provided otherwise herein.

	The rights of the Initial Proxies shall be limited specifically as are forth in the Agreement (Article IV).


III.    DURATION OF THE AGREEMENT.

	(1) This Agreement shall continue for a period of ten (10) years, at which time it and the proxies issued in accordance herewith shall automatically terminate. This Agreement may be terminated, altered or amended at any time by the written consent of three-fourths (3/4) of the original Participants then participating and the legal representative or designee of any deceased Participant with such voting being pursuant to Article
X. Any proxies issued pursuant to this Agreement will automatically terminate and become null and void upon the termination of this Agreement.

	(2) By written consent, all or any of the Participants and the legal representative or designee of a deceased participant may periodically elect to extend the Agreement with respect to their shares of Class B Stock for such period of time and for such purposes as they deem advisable subject to any legal limitation as to duration. Any such extension shall have no effect upon any Participant who has not elected to extend the trust with respect to their shares.

IV.     INITIAL PROXIES - RIGHTS AND DUTIES

	(1) The initial Proxies shall be J. Burton Frierson and Daniel K. Frierson (Initial Proxies). They shall have the exclusive right to exercise jointly, either in person or by proxy, all voting rights and powers in respect to all Class B
Stock held hereunder and to take part in any corporate or stockholders' action of any kind whatsoever until they shall cease serving as Initial Proxies or upon termination of this Agreement, whichever shall first occur.

	All decisions of the Initial Proxies as to how to vote the Class B Stock held subject to this Agreement must be by unanimous vote. Any disagreement will be resolved by a vote of all the Participants pursuant to Article X.

	(2) Upon the death, disability or removal of the Initial Proxies, Burton Frierson, his wife, Rowena K. Frierson, and all of their surviving children shall serve together as alternate Proxies (Alternate Proxies). The Alternate Proxies shall then have the exclusive right to vote jointly all Class B Stock held under this Agreement until its termination. All such decisions of the Alternate Proxies shall be made in the manner set forth in
Article X hereof.

	In the event of the death of a Participant, the legal representative or sole designee of such decedent shall represent the decedent as an Alternate Proxy who shall participate in any voting required of Alternate Proxies in accordance with the provisions of Article X hereof.


V.       SPECIAL CIRCUMSTANCES.

	(1) Upon the death, incompetence, resignation or removal of either of the Initial Proxies, Burton and Daniel, the other shall continue to serve as Initial Proxy alone.

	(2) Daniel K. Frierson shall serve as Initial Proxy only so long as he shall continue as Chief Executive Officer, or Chairman of the Board of Dixie, or an officer or Director of any parent or successor of Dixie, unless the Participants voting in the manner described in Article X agree to his continuation as Initial
Proxy.

	(3) Upon the unanimous vote of all original Participants and representatives of deceased original Participants, an Initial Proxy shall be removed. The Initial Proxy being voted upon shall not participate in this decision. The Proxy so involved shall cease to serve as Initial Proxy. Such removal shall not affect either Initial Proxy's right to serve thereafter as Alternate Proxy hereunder.

	(4) It shall be the objective of the Initial Proxies to keep all Participants informed of major events of consequence with respect to Dixie that would materially affect their interests. Their ideas and suggestions may be sought and will be given due consideration in making decisions affecting Dixie.
However, the final decision with respect to the vote of the Class
B Stock under the Agreement shall reside entirely with the unanimous decision of the Initial Proxies so long as they or either of them continue to serve as such.


VI. TRANSFERABILITY. The Class B Stock held under this Agreement may not be sold, conveyed or transferred except as herein specifically provided for until termination of this Agreement or upon early withdrawal of the Class B Stock as authorized herein. The Class B Stock shall also remain subject to the transferability restrictions set forth in Article Fourth of the Amendment to the Charter of Dixie approved by the Shareholders at its Annual Meeting in April of 1985. Any Class B Stock transferred shall be subject to the transferee executing a document acknowledging and agreeing that the Class B Stock being received shall continue to be held by and be subject to the Agreement. No such transferee or his or her representatives, successors or assigns, other than a fiduciary or sole designee of a deceased Participant, shall be entitled to serve as an Alternate Proxy under this Agreement as a result of the transfer and none of such persons will be entitled to participate in any manner in the decisions respecting the vote of the Class B Stock being held under this Agreement as a result of the transfer unless such designee is then a Participant herein.

	When and if Class B Stock held subject to this Agreement is sold or transferred to another Participant such stock shall continue to be held subject to the terms hereof. However, should such stock be transferred to a person not then a Participant in this agreement receipt of such Stock shall not have the effect of making such person a Participant to this Agreement. Such stock when so acquired shall upon transfer automatically remain subject to the terms of this Agreement.

	When and if stock not subject to this Agreement is purchased or otherwise acquired by any Participant such stock shall upon effective transfer become subject to the terms of this Agreement.

	When and if upon the death of a Participant Class B Stock is transferred to an executor, trustee or beneficiary of the estate of such Participant, such stock shall continue to be held by the transferee subject to the terms hereof.

	A Participant's interest in the Class B Stock may be pledged as collateral for a loan; however, the pledge of such shares shall be subject to this Agreement, and such right is conditioned upon the lender executing a document acknowledging and agreeing that the stock so pledged shall continue to be held by and be subject to the terms of this Agreement.


VII. EARLY WITHDRAWAL. A Participant may be allowed to withdraw some or all of his Class B Stock held pursuant to the Agreement in the event of personal need or unusual circumstances upon the approval of two-thirds (2/3) in interest of the other
Participants. Any withdrawal of Stock held may be conditioned upon the withdrawing Participant agreeing to abide by such terms and conditions as shall be established by the other Participants. The Participants so deciding as provided in Article X may also refuse to allow any withdrawal of Stock, with or without cause.


VIII. EARLY TERMINATION. Upon the death, inability to perform the duties of Initial Proxy, or resignation of both Burton and Daniel this Agreement shall terminate automatically two (2) years thereafter unless it terminates by its terms at an earlier date or sooner termination is approved by a unanimous vote of the Alternate Proxies.


IX. RESIGNATION. Either Initial Proxy may resign at any time upon delivery of a letter of resignation to all the Participants.


X. VOTING BY ALTERNATE PROXIES OR PARTICIPANTS ACTING AS SUCH. All decisions required herein shall be by the majority of the total number of Class B common shares subject to this agreement voting on such decision with each Participant voting the number of shares subject to this Agreement owned by the Participant. Should a gift occur of such shares to a child of a Participant such shares shall continue to be voted by such donor. All voting shall follow the procedure described here in except when specifically provided to the contrary.


XI CAPTIONS. The captions and headings of the paragraphs of this Option Agreement are inserted for convenience only and shall not be considered in construing the provisions of this instrument.

XII. SPECIFIC PERFORMANCE. The parties agree that there is no adequate remedy at law for breach of this contract and acknowledge that each party is entitled to sue for specific performance. However, this shall not be the exclusive remedy of either party, and the remedies to which the parties are entitled shall be deemed cumulative.


XIII. SEVERABILITY. If any term of this Agreement shall be held invalid, illegal or unenforceable in whole or in part, neither the validity of the remaining part of such term nor the validity of any other term of this Agreement shall in any way be affected.


XIII. GOVERNING LAW. This Agreement shall be governed and construed in accordance with the laws of the State of Tennessee,


AGREED TO this 10th day of October, 1985.


				  /s/ J. Burton Frierson, Jr.
				  ______________________________
				  J. Burton Frierson, Jr.

				  /s/ Rowena K. Frierson
				  ______________________________
				  Rowena K. Frierson

				  /s/ J. Burton Frierson, III
				  ______________________________
				  J. Burton Frierson, III

				  /s/ Paul K. Frierson
				  ______________________________
				  Paul K. Frierson

				  /s/ T. Cartter Frierson
				  ______________________________
				  T. Cartter Frierson

				  /s/ Daniel K. Frierson
				  ______________________________
				  Daniel K. Frierson

				  /s/ James Frierson
				  ______________________________
				  James Frierson

		    LIST OF OMITTED EXHIBITS AND SCHEDULES

The Reporting Person hereby undertakes to file supplementally, upon the request of the Commission's Staff, any of the exhibits or schedules to this document listed below which have been omitted from this filing.

	EXHIBIT A             IRREVOCABLE PROXY

	EXHIBIT B             NOTICE TRANSMITTING IRREVOCABLE PROXY

	SCHEDULE OF CLASS B COMMON STOCK SHARES HELD IN VOTING TRUST